Exhibit 99.1

Imperial continues limited share repurchase program

Calgary, AB – June 23, 2020 – Imperial Oil Limited announced today that it has received final acceptance from the Toronto Stock Exchange (TSX) for a limited normal course issuer bid (NCIB) to repurchase up to 50,000 common shares during the next 12 months.

The NCIB will be used primarily to eliminate dilution from shares issued in conjunction with Imperial’s restricted stock unit (RSU) plan. In 2002, Imperial introduced a RSU plan pursuant to which shares may be issued upon vesting, and such issuances could dilute the percentage ownership levels of shareholders. Imperial will use the NCIB to repurchase shares in the market to reduce or eliminate such a dilution, in the best interest of the company and its shareholders.

Exxon Mobil Corporation (ExxonMobil), Imperial’s majority shareholder, will also be permitted to sell its shares to Imperial outside of, but concurrent with, the NCIB in order to maintain its proportionate share ownership at approximately 69.6 percent in the event that Imperial repurchases shares in excess of those required to off-set the dilutive impact of the restricted stock unit plan. ExxonMobil advised Imperial that it intends to participate, as it has in prior years.

The new one year program will begin on June 29, 2020, and will end should the company purchase the maximum allowable number of shares, or on June 28, 2021. All share purchases will be made through the TSX and through other designated exchanges and published markets in Canada. Shares purchased under the NCIB are cancelled and restored to the status of authorized but unissued shares.

As of June 15, 2020, Imperial has 734,076,755 issued and outstanding common shares. The average daily trading volume of Imperial’s common shares over the six calendar months prior to the date of this announcement was 1,591,810 shares per day. TSX rules require reporting of daily trading limits notwithstanding Imperial’s limited program size of 50,000 shares. Imperial’s daily trading limit under the new program will be 397,952 shares, which represents 25 percent of the average daily trading volume.

Imperial’s existing share repurchase program will expire on June 26, 2020, and as previously announced, purchases under this program were suspended on April 1, 2020. Under the existing program, a maximum number of 38,211,086 shares are available for purchase, reduced by the number purchased from ExxonMobil. As of June 19, 2020, Imperial has purchased 8,724,518 shares on the open market and a corresponding 19,972,996 shares from ExxonMobil to maintain its proportionate share ownership at 69.6 percent, representing a total cost of about $0.92 billion and an average cost of $31.99 per share.

For further information:

Investor Relations	Media Relations

(587) 476-4743	(587) 476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.